Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-36981, 33-91196, 333-60665, 333-69042, 333-128363, 333-128364, 333-148502, 333-184202, 333-201997, 333-206123 and 333-211222 on Forms S-8 of our report dated February 21, 2018, relating to the consolidated financial statements of Orbital ATK, Inc. and subsidiaries and the effectiveness of Orbital ATK, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbital ATK, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
February 21, 2018